Exhibit 29


                      PREASEPE IV B.V.


Pieter de Hoochstraat 42
NL-1071 EG Amsterdam



                                   January 14, 1994


                      POWER OF ATTORNEY


          The undersigned, PREASEPE IV B.V., a corporation organized under the laws of the Netherlands, by its repre-sentative thereunto duly authorized, hereby constitutes and appoints ERNEST RUBENSTEIN, of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, with full power of substitution, its true and lawful attorney-in-fact and agent, in any and all capacities, to sign any and all reports, documents and certificates to be delivered or filed with respect to the closing of the transaction contemplated by that certain Securities Purchase Agreement, dated as of December 20, 1990, as amended, by and among ICF Kaiser International, Inc., a Delaware corporation, IFINT-USA Inc., a Delaware corporation, and FIMA FINANCE MANAGEMENT INC., a British Virgin Islands corporation, including but not limited to, the Schedule 13D, the Form 3, any Form 4, any Form 5 and any amendment to any of the foregoing, each to be

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filed with the United States Securities and Exchange
Commission, and to file any such other reports, documents and certificates with any agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered; and the undersigned hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or other substitutes, may lawfully do or cause to be done.

                              PREASEPE IV B.V.



                              By: /s/ Walter Tenz
                                 Name: Walter Tenz
                                 Title: Managing Director